  NEWS RELEASE T. ROWE PRICE BOARD FORMALLY APPOINTS BILL STROMBERG PRESIDENT AND CEO, APPROVES INCREASE IN STOCK REPURCHASE AUTHORIZATION, AND ADOPTS PROXY ACCESS BY-LAW AMENDMENT CEO and President James A.C. Kennedy to Step Down From Those Roles at End of Year Baltimore: December 10, 2015 NEWS T. Rowe Price Group (NASDAQ-GS: TROW) announced today that as planned its Board of Directors has formally approved the appointment of William J. Stromberg to succeed James A.C. Kennedy as president and CEO and chair of the Management Committee, effective January 1, 2016. He will also be appointed to the Board of Directors at that time. As previously announced, Mr. Kennedy is stepping down as CEO and president as of December 31, 2015. He will retire from the firm at the end of March 2016. The Board of Directors also approved an increase in the company’s stock repurchase authorization and adopted a proxy access by-law amendment. The increase in the company’s stock repurchase authorization is 12 million shares and brings the total repurchase authorization to 20.9 million shares. The proxy access by-law amendment permits stockholders to nominate individuals to the board, provided the nominating stockholder(s), and their nominees, satisfy the requirements specified in the amended by-laws. ABOUT T. ROWE PRICE Founded in 1937, Baltimore-based T. Rowe Price Group, Inc. (troweprice.com) is a global investment management organization with $725.5 billion in assets under management as of September 30, 2015. The organization provides a broad array of mutual funds, subadvisory services, and separate account management for individual and institutional investors, retirement plans, and financial intermediaries. The company also offers a variety of sophisticated investment planning and guidance tools. T. Rowe Price's disciplined, risk-aware investment approach focuses on diversification, style consistency, and fundamental research.   ### CONTACT T. ROWE PRICE, PUBLIC RELATIONS Brian Lewbart 410-345-2242 brian_lewbart@troweprice.com Elizabeth Dudley 410-577-4237 elizabeth_dudley@troweprice.com